Exhibit 99.2

[Crown Holdings, Inc. logo]

News Release
Corporate Headquarters
One Crown Way
Philadelphia, PA 19154-4599

CROWN HOLDINGS ANNOUNCES 2003 FOURTH QUARTER AND YEAR RESULTS

Philadelphia, PA – February 4, 2004.   Crown Holdings, Inc. (NYSE:CCK) today announced its results for the fourth quarter and year ended December 31, 2003.

For the 2003 fourth quarter, the Company reported a net loss of $0.33 per diluted share, compared to a net loss of $1.71 per diluted share in the fourth quarter of 2002. For 2003, the Company reported a net loss of $0.19 per diluted share, compared to a net loss of $8.38 per diluted share for the year ended December 31, 2002. The year 2002 included a $1,014 million charge for the cumulative effect of a change in accounting for goodwill, or $7.05 per diluted share. Before the cumulative effect of a change in accounting, the Company had a net loss of $1.33 per diluted share in 2002.

The Company reported that net sales in the fourth quarter increased to $1,591 million, up 3.0% over the $1,544 million of net sales in the prior year period. For the year 2003, net sales were $6,630 million, down 2.4% compared to net sales of $6,792 million in 2002. Stronger foreign currencies ($132 million in the fourth quarter and $513 million for the year) offset by the absence of operations divested in 2002 ($79 million in the fourth quarter and $674 million for the year) were the primary factors affecting 2003 reported net sales.

Gross profit in the fourth quarter grew to $158 million over the $141 million, in the 2002 fourth quarter. Gross profit as a percentage of net sales expanded to 9.9% from 9.1% in last year’s fourth quarter. For the twelve month period, gross profit was $765 million, or 11.5% of net sales, compared to $798 million, or 11.7% of net sales in 2002. The reduced gross profit and gross profit margin for the year reflect increased pension expense ($24 million, or 1.5% of net sales, and $70 million, or 1.1% of net sales, in the fourth quarter and full year, respectively) and divested operations (which contributed $6 million and $67 million of gross profit in last year’s fourth quarter and full year, respectively). These factors offset improvements realized from stronger foreign currencies.

Commenting on the quarter, John W. Conway, Chairman and Chief Executive Officer, stated, “We are pleased that 2003 was a year of continued improvement in worldwide operations and results. Importantly, the Company generated significant cash flow for the second consecutive year allowing further deleveraging of the balance sheet. In fact, free cash flow available in 2003 to pay down debt and related fees was $314 million. While we are pleased with the progress, we remain committed to our goals of improving operations, maximizing cash flow and paying down debt. At the same time, we expect to leverage our technological advantages as our customers look to packaging innovations to build their brands. This combination of positive steps should, in turn, affect earnings performance going forward.”

Segment income in the fourth quarter increased to $47 million, or 3.0% of net sales versus the $41 million, or 2.7% of net sales, in the same period last year. For 2003, segment income was $409 million, or 6.2% of net sales, compared to $462 million, or 6.8% of net sales, for the same prior year period. The lower segment income for 2003 reflects divested operations (which contributed $3 million and $45 million of segment income to last year’s fourth quarter and full year, respectively) and the increased pension expense.

[Crown Holdings, Inc. logo]

News Release
Corporate Headquarters
One Crown Way
Philadelphia, PA 19154-4599

Reconciliations of segment income to segment income, excluding divested operations, (which is a non-GAAP measure) for the three and twelve month periods ended December 31, 2003 and December 31, 2002 are presented below to facilitate a comparison of the Company’s operating performance of its current operations.

	December 31, 2002

		Divested	Current	December 31, 2003
Three months ended	As reported	Operations	Operations	(as reported)

Net sales	$1,544	$79	$1,465	$1,591

Cost of products sold	1,310	66	1,244	1,327
Depreciation and amortization	90	6	84	79
Pension expense	3	1	2	27

Gross profit	141	6	135	158

Selling and administrative expense	84	3	81	95
Provision for restructuring	16		16	16

Segment income	$41	$3	$38	$47

	December 31, 2002

		Divested	Current	December 31, 2003
Twelve months ended	As reported	Operations	Operations	(as reported)

Net sales	$6,792	$674	$6,118	$6,630

Cost of products sold	5,592	554	5,038	5,442
Depreciation and amortization	375	49	326	326
Pension expense	27	4	23	97

Gross profit	798	67	731	765

Selling and administrative expense	317	22	295	337
Provision for restructuring	19		19	19

Segment income	$462	$45	$417	$409

Net interest expense for 2003 was $368 million, (interest expense of $379 million less $11 million of interest income) compared to $331 million for 2002. The increase reflects the Company’s previously announced refinancing completed in February 2003. As expected, the refinancing resulted in higher average borrowing rates, which were partially offset by lower average debt outstanding.

Net cash provided by operating activities (after pension contributions of $122 million and asbestos-related payments) increased to $434 million in 2003 from $415 million in 2002 (which was after pension contributions of $144 million and asbestos-related payments) despite the absence of net cash provided by divested operations. Free cash flow (a non-GAAP measure consisting of net cash provided by operating activities less capital expenditures) improved to $314 million in 2003 from $300 million in 2002. Capital expenditures were $120 million in 2003 and $115 million in 2002. The growth in free cash flow was primarily the result of improvements in working capital levels.

[Crown Holdings, Inc. logo]

News Release
Corporate Headquarters
One Crown Way
Philadelphia, PA 19154-4599

Debt and cash amounts were:

	December 31,	September 30,	December 31,
	2003	2003	2002

Total debt	$3,938	$4,272	$4,054
Cash	401	432	363

	$3,537	$3,840	$3,691

Receivables securitization	$90	$160	$100

Fourth Quarter Charges/Credits

In the fourth quarter, the Company recorded a net charge of $44 million, $0.27 per diluted share, to increase its asbestos litigation reserve. Based upon various factors, including recently enacted Texas tort reform legislation, the Company estimates that its asbestos liability for pending and future asbestos claims will range between $239 million and $406 million. The reported range at December 31, 2002, was $263 million to $502 million. After the charge of $44 million, the Company’s reserve at December 31, 2003, was $239 million compared to $263 million at December 31, 2002. Asbestos-related payments totaled $69 million in 2003, including $41 million under existing settlement agreements, compared to 2002 payments of $114 million, which included $75 million under existing settlement agreements. The Company currently expects that 2004 asbestos-related payments will total approximately $65 million, including $25 million from existing settlement agreements.

During the fourth quarter, the Company recorded a charge of $16 million ($11 million, net of tax, or $0.07 per diluted share) for the severance of 536 employees across U.S. and European operations. The Company anticipates that these actions will result in an improvement to pre-tax income of $19 million ($13 million, net of tax, or $0.08 per diluted share) on an annualized basis. The Company also recorded a non-cash charge of $30 million ($24 million, net of tax, or $0.14 per diluted share) in the fourth quarter to write-down the carrying value of goodwill and certain assets based on the Company’s assessment of current operating plans.

The Company recorded a gain of $90 million ($62 million, net of tax, or $0.37 per diluted share) in the fourth quarter of 2003 on the translation of net U.S. dollar denominated debt in Europe. For the year, the gain was $201 million ($143 million, net of tax, or $0.86 per diluted share.)

The following table below highlights the impact on earnings per share from the following items:

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,

(Per diluted share)	2003	2002	2003	2002

Cumulative effect of change in accounting				($7.05)
Provision for asset impairments and (loss) on sale of assets	($0.14)	($1.38)	($0.41)	(1.79)
Provision for asbestos	(0.27)	(0.19)	(0.27)	(0.21)
Writedown of Constar equity investment/IPO related expenses			(0.13)	(0.02)
(Loss)/gain from early extinguishment of debt	(0.02)		(0.10)	0.19
Provision for restructuring	(0.07)	(0.08)	(0.08)	(0.10)
Foreign exchange impact	0.37	(0.02)	0.86	(0.11)
Carryback of U.S. tax losses		.05		.22

[Crown Holdings, Inc. logo]

News Release
Corporate Headquarters
One Crown Way
Philadelphia, PA 19154-4599

Review By Division

The Americas Division reported net sales of $654 million in the fourth quarter, compared to $707 million in the same period last year. For the year, the Americas Division net sales were $2,715 million compared to $3,227 million in 2002. The decline in net sales was anticipated and reflects the impact of divested operations (which accounted for $69 million of net sales in the fourth quarter of 2002 and $499 million of net sales for the full year.) Segment income for the Division was $28 million, or 4.3% of net sales, compared to $33 million, or 4.7% of net sales in last year’s fourth quarter. For the year, segment income was 5.0% of net sales compared to 6.8% of net sales in 2002. The reduced margin primarily resulted from increased pension expense ($4 million, or 0.6% of net sales in the fourth quarter and $21 million, or 0.8% of net sales for the year 2003) and the impact of divested operations (which contributed $4 million and $43 million in fourth quarter and full year of 2002, respectively, which was .6% and 1.3% of net sales, respectively). Mr. Conway commented, “Although virtually every one of our Americas Division businesses exhibited improved performance from the standpoint of operating efficiencies, business cash flow and customer satisfaction, certain of the businesses, notably the food can business in North America, experienced the adverse effects of price/margin compression. Steps are being taken to correct the situation which we believe will be successful.”

The European Division’s net sales grew $88 million or 11.7% to $843 million in the fourth quarter over the $755 million in last year’s fourth quarter. For the year, net sales were $3,559 million, an increase of $324 million, or 10.0% over 2002. The increase in net sales reflects the positive effects of currency translation ($108 million in the fourth quarter and $484 million for the year) which offset divested operations (which accounted for $10 million of net sales in the fourth quarter and $175 million for the year). Segment income was $31 million in both the fourth quarter of 2003 (3.7% of net sales) and 2002 (4.1% of net sales.) For the year, segment income rose to $310 million, or 8.7% of net sales, an increase of $9 million, or 3.0%, over 2002 segment income of $301 million which was 9.3% of net sales. In the fourth quarter, pension expense was $7 million, or 0.8% of net sales compared to pension income of $13 million, or 1.7% of net sales in the 2002 fourth quarter. For the year, pension expense amounted to $15 million, or 0.4% of net sales compared to pension income for 2002 of $34 million, or 1.1% of net sales. “Our European Division continued its year on year improvement in operating results. The Company’s market leading position in significant product lines, combined with operational excellence, and leading new product commercialization, continue to provide a solid foundation for improved performance,” Conway noted.

The Asia-Pacific Division reported net sales of $94 million and $356 million for the fourth quarter and full year, increases of 14.6% and 7.9%, respectively, over the prior year periods. The improvements were recorded throughout the division most notably in Southeast Asian operations.

Tender Offer

Separately, the Company also announced today that it will commence concurrent tender offers for up to approximately 80% of the €107.3 million outstanding 6.000% Notes due December 6, 2004 issued by the Company’s subsidiary Crown Cork & Seal Finance S.A. and any and all of the $60.6 million outstanding 8.375% Notes due January 15, 2005, issued by Crown Cork & Seal Company, Inc. Reference is made to the Company’s news release of today for more details of these offers.

[Crown Holdings, Inc. logo]

News Release
Corporate Headquarters
One Crown Way
Philadelphia, PA 19154-4599

Conference Call

The Company will hold a conference call tomorrow, February 5, 2004 at 11:00 a.m. (EST) to discuss this news release. The dial-in numbers for the conference call are (773) 756-4627 or toll-free (888) 396-9923 and the access password is “packaging.” A replay of the conference call will be available for a one-week period ending at midnight on February 12. The telephone numbers for the replay are (402) 220-0266 or toll free (800) 666-4153 and the access passcode is 2765. A live web cast of the call will be made available to the public on the Internet at the Company’s Web site, www.crowncork.com.

Cautionary Note Regarding Forward-Looking Statements

Except for historical information, all other information in this press release consists of forward-looking statements. These forward-looking statements involve a number of risks, uncertainties and other factors that may cause actual results to be materially different from those expressed or implied in the forward-looking statements. Important factors that could cause the statements made in this press release or the actual results of operations or financial condition of the Company to differ are discussed under the caption “Forward-Looking Statements” in the Company’s Form 10-K Annual Report for the year ended December 31, 2002 and in subsequent filings made prior to or after the date hereof. The Company does not intend to review or revise any particular forward-looking statement in light of future events.

Crown Holdings, Inc., through its affiliated companies, is a leading supplier of packaging products to consumer marketing companies around the world. World headquarters are located in Philadelphia, Pennsylvania.

*   *   *   end   *   *   *

For more information, contact:
Timothy J. Donahue, Senior Vice President – Finance, (215) 698-5088. or
Edward Bisno, Bisno Communications, (917) 881-5441.

Consolidated Statements of Operations follow this page.

[Crown Holdings, Inc. logo]

News Release
Corporate Headquarters
One Crown Way
Philadelphia, PA 19154-4599

Consolidated Statements of Operations

(In millions, except share date and per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2003	2002	2003	2002
Net sales	$1,591	$1,544	$6,630	$6,792

Cost of products sold	1,327	1,310	5,442	5,592
Depreciation and amortization	79	90	326	375
Pension expense	27	3	97	27

Gross Profit	158	141	765	798

Selling and administrative expense	95	84	337	317
Provision for restructuring	16	16	19	19

Segment income	47	41	409	462

Provision for asbestos	44	30	44	30
Provision for asset impairments and loss on sale of assets	30	220	73	247
Loss/(gain) from early extinguishment of debt	3		12	(28)
Interest expense	99	79	379	342
Interest income	(4)	(4)	(11)	(11)
Translation and foreign exchange adjustments	(90)	3	(207)	27

(Loss)/income before income taxes, minority interests and cumulative effect of a change in accounting	(35)	(287)	119	(145)

Provision/(benefit) for income taxes	11	(19)	95	30
Minority interests, net of equity earnings	(8)	(4)	(56)	(16)

Net loss before cumulative effect of a change in accounting	(54)	(272)	(32)	(191)
Cumulative effect of a change in accounting, net of tax *				(1,014)

Net loss	($54)	($272)	($32)	($1,205)

Loss per average common share:
Basic and diluted
- before cumulative effect of a change in accounting	($.33)	($1.71)	($.19)	($1.33)

Basic and diluted
- after cumulative effect of a change in accounting	($.33)	($1.71)	($.19)	($8.38)

Weighted average common shares outstanding:
Basic	164,992,990	159,370,896	164,676,110	143,807,452
Diluted	166,663,913	159,370,896	165,972,972	143,807,452
Actual common shares outstanding	165,024,153	159,430,075	165,024,153	159,430,075

*  Transition adjustment from the adoption on January 1, 2002 of SFAS No. 142, “Goodwill and Other Intangible Assets.”